Exhibit 99.1

Sun BioPharma Provides Phase 1 Trial Update; Patients Experience Early Signs of Efficacy

●	Patients Enrolled in Sun BioPharma’s Phase 1 Clinical Study of SBP-101 in Pancreatic Cancer Experience Early Signs of Efficacy
●	Reports Financial Results for Year Ended 12/31/16
●	Raises $3.1 million from the sale of convertible promissory notes
●	Converts $3.0 million of debt into common stock

MINNEAPOLIS, MN, March 30, 2017 (GLOBE NEWSWIRE) – Sun BioPharma, Inc. (OTCQB: SNBP), a clinical stage biopharmaceutical company developing disruptive therapeutics for the treatment of pancreatic diseases, today provides top-line, interim data from the Phase 1 dose-escalation phase of its clinical study and financial results for the year ended December 31, 2016.

Clinical Trial Update

As previously announced on December 7, 2016, the Company completed cycle 1 dosing of patients in the fourth cohort and initiated enrollment of the fifth cohort in the dose escalation phase of the study. The Company expects that the additional patients in the fifth cohort will complete cycle 1 dosing early in the second quarter of 2017.

Through four completed cohorts, 15 patients have received escalating doses of SBP-101. Seven patients were dosed in the third and fourth cohorts, three of whom have shown stable disease at the eight-week conclusion of their first cycle of treatment, using the independently published Response Evaluation Criteria in Solid Tumors (“RECIST”) criteria. These early signs of efficacy were unexpected due to the low doses of SBP-101 administered in these two cohorts and given that six of the seven patients were enrolled in the study after receiving two or more unsuccessful chemotherapy regimens. “We view these observations as encouraging at such low doses and in such heavily pre-treated patients,” commented Sun BioPharma’s Chief Medical Officer, Suzanne Gagnon, M.D.,

Sun BioPharma also notes that of the five patients in these cohorts that received a cumulative dose of approximately 6 mg/kg of SBP-101 or more, while median survival has not been reached, four of the five patients (80%) have exceeded three-month survival. The only drug approved by the U.S. Food and Drug Administration for second line treatment of pancreatic cancer showed an overall three-month survival of 75% in its 40 patient, Phase 2 study where all patients were treated at the maximally tolerated dose. In addition, the patients in that Phase 2 study received only one course of first-line chemotherapy and the use of that drug was associated with significant toxicity, including treatment-related deaths.

“Based on this historical information we continue to view SBP-101 enthusiastically as promising for the treatment of pancreatic cancer,” added Dr. Gagnon.

Two of the Company’s study sites are in the United States: Mayo Clinic Scottsdale and HonorHealth, both in Scottsdale, AZ. The Company also has two study sites in Australia: The Ashford Cancer Centre in Adelaide and the Olivia Newton-John Cancer & Wellness Centre in Melbourne.

The Company recently completed certain improvements to the manufacturing process for SBP-101 and submitted details of its progress to the FDA. Drug product created using the new manufacturing process has been incorporated into the Company’s ongoing Phase 1 cancer study through a protocol amendment that adds an additional three patients to be dosed with the new drug product in the currently enrolling fifth patient cohort.

Financial Results

General and administrative (G&A) expenses increased 161.9% to $1.3 million in the fourth quarter of 2016, up from $483,000 in the prior year period. G&A expenses increased 2.8% to $2.7 million in 2016, up from $2.6 million in 2015. The increase in the fourth quarter was caused primarily by higher stock-based compensation expense. The increase for the full year of 2016 resulted from a combination of factors including salary increases implemented in the fourth quarter of 2015, increased reporting and compliance costs associated with being a public company during 2016 and increased stock based compensation costs, offset by decreased legal and accounting fees relating to the Company’s September 2015 merger with Cimarron Medical, Inc.

Research and development (R&D) expenses increased 13.5% to $848,000 in the fourth quarter of 2016 up from 747,000 in the fourth quarter of 2015. R&D expenses for the full year of 2016 decreased 12.2% to $2.5 million as compared with $2.9 million for 2015. The increase in fourth quarter was caused primarily by higher stock-based compensation expense. The overall decrease in R&D expenses for 2016 resulted from decreased costs of preclinical studies and other product development projects, which completed in 2015, along with decreased stock-based compensation, partially offset by increased clinical trial and related costs for our Phase 1 clinical trial.

Net loss in the fourth quarter of 2016 was $2.2 million, or $0.07 per diluted share, compared to a net loss of $595,000, or $0.02 per diluted share, in the fourth quarter of 2015. Net loss for the year ended December 31, 2016 was $5.1 million, or $0.16 per diluted share, compared to a net loss $4.9 million, or $0.35 per diluted share, for the year ended December 31, 2015.

Balance Sheet and Cash Flow

Total cash resources were $438,000 as of December 31, 2016, compared to $925,000 as of December 31, 2015. Total current assets were $877,000 and $1.7 million as of December 31, 2016, and 2015, respectively. These decreases were driven by the use of cash to fund clinical development activities and operations, partially offset by net proceeds received from the sale of common stock and the exercise of stock options and warrants.

Current liabilities increased to $5.5 million as of December 31, 2016, compared to $1.4 million as of December 31, 2015. The increase in current liabilities resulted primarily from the reclassification of $2.8 million of convertible notes payable to current liabilities due to the Company’s default on the payment of quarterly interest. Also contributing to the increase was the reclassification of term debt to a current obligation base upon its October of 2017 maturity date, increased accrued expenses related to the Phase 1 clinical trial and the deferral of officer salaries.

Net cash used in operating activities was $2.4 million in the year ended December 31, 2016, compared to $3.9 million in the year ended December 31, 2015. The net cash used in each of these periods primarily reflects the net loss for these periods, partially offset in part by non-cash charges recorded for share-based compensation and the effects of changes in operating assets and liabilities.

In February and March 2017, the Company entered into Note Purchase Agreements with a number of accredited purchasers in private transactions. Pursuant to these Note Agreements the Company sold convertible promissory notes payable (the “2017 Convertible Notes”) raising gross proceeds of $3.1 million.

In March 2017, the Company offered to all holders of outstanding convertible notes payable, originally issued in the fourth quarter of 2013 (the “2013 Convertible Notes”) and to all holders of the demand notes payable (collectively the “Notes”), who were accredited investors an opportunity to convert all outstanding principal and accrued interest through March 31, 2017 into shares of our common stock at a rate of $0.75 per share. The offered conversion rate represented a $0.375, or 33.3%, discount from the rate stated in the terms of the 2013 Convertible Notes, which at the time was $1.125 per share. The eligible holders had until March 27, 2017 to accept the offer and holders of $3,000,000 aggregate principal amount of the Notes accepted the offer. Accordingly, on March 31, 2017 the Company will issue 4,183,333 shares of common stock in exchange for the surrender of 2013 Convertible Notes representing $3,000,000 of principal amount and $137,500 of accrued but previously unpaid interest.

About SBP-101

SBP-101 is a first-in-class, proprietary, polyamine compound designed to exert therapeutic effects in a mechanism specific to the pancreas. Sun BioPharma originally licensed SBP-101 from the University of Florida in 2011. The molecule has been shown to be highly effective in preclinical human pancreatic cancer models, demonstrating superior activity to existing FDA-approved chemotherapy agents. Combination therapy potential has also been shown for pancreatic cancer. SBP-101 is expected to differ from current pancreatic cancer therapies in that it specifically targets the exocrine pancreas and has shown efficacy against primary and metastatic disease in animal models of human pancreatic cancer. Therefore management believes that SBP-101 may effectively treat both primary and metastatic pancreatic cancer, while leaving the insulin-producing islet cells and non-pancreatic tissue unharmed.

About Sun BioPharma

Sun BioPharma Inc. is a clinical-stage biopharmaceutical company developing disruptive therapeutics for urgent unmet medical needs. The Company’s development programs target diseases of the pancreas, including pancreatitis and pancreatic cancer; the Company’s initial product candidate is SBP-101 for the treatment of patients with pancreatic cancer. SBP-101 was invented by Raymond Bergeron, Ph.D., a Distinguished Professor Emeritus at the University of Florida. Sun BioPharma has scientific collaborations with pancreatic disease experts at Cedars Sinai Medical Center in Los Angeles, the University of Miami, the University of Florida, the Mayo Clinic Scottsdale, the Austin Health Cancer Trials Centre in Melbourne, Australia and the Ashford Cancer Centre in Adelaide, Australia. Further information can be found at: www.sunbiopharma.com. Sun BioPharma’s common stock is currently quoted on the OTCQB tier of the over-the-counter markets administered by the OTC Markets Group, Inc. under the symbol: SNBP.

Forward-Looking Statements Safe Harbor

Statements pertaining to future financial and/or operating results, future growth in research, technology, clinical development, and potential opportunities for Sun BioPharma, along with other statements about the future expectations, beliefs, goals, plans, or prospects expressed by management constitute “forward-looking statements” for purposes of the safe harbor provisions of the Private Securities Litigation Reform Act of 1955. Any statements that are not historical fact (including, but not limited to statements that contain words such as “will”, “believes,” “may,” “anticipates,” “expects,” “estimates” or “plans”) should also be considered to be forward-looking statements. Forward-looking statements involve risks and uncertainties, including, without limitation, our need to obtain additional capital to support our business plan, which may not be available on acceptable terms or at all, risks inherent in the development and/or commercialization of potential products, uncertainty in the results of clinical trials or regulatory approvals and maintenance of intellectual property rights. Actual results may differ materially from the results anticipated in these forward-looking statements and as such should be evaluated together with the many uncertainties that affect Sun BioPharma and its business, particularly those disclosed from time to time in Sun BioPharma’s filings with the Securities and Exchange Commission. Shareholders and other readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date on which they are made. Sun BioPharma disclaims any intent or obligation to update these forward-looking statements.

Contact Information:

EVC Group

Investor Contact:

Doug Sherk

415-652-9100

Michael Polyviou

212-850-6020

Media Contact:

Dave Schemelia

646-201-5431

Sun BioPharma, Inc.

Consolidated Statements of Operations and Comprehensive Loss (unaudited)

(In thousands, except share and per share amounts)

	Three Months Ended December 31,		Percent	Year Ended December 31,		Percent
	2016	2015	Change	2016	2015	Change
Operating expenses:
General and administrative	$1,265	$483	161.9%	$2,664	$2,592	2.8%
Research and development	848	747	13.5	2,504	2,852	(12.2)
Operating loss	(2,113)	(1,230)	71.8	(5,168)	(5,444)	58.0
Other income (expense):
Interest income	—	2	nm	2	8	(75.0)
Interest expense	(45)	(38)	18.4	(180)	(183)	(1.6)
Other expense	(168)	(24)	700.0	(107)	(64)	67.2
Total other expense	(213)	(60)	255.0	(285)	(239)	19.2

Loss before income tax benefit	(2,326)	(1,290)	80.3	(5,453)	(5,683)	(4.0)

Income tax benefit	91	695	(86.9)	341	756	(54.9)

Net loss	$(2,235)	$(595)	275.6	$(5,112)	$(4,927)	3.8
Foreign currency translation adjustment gain	157	35	348.6	63	30	110.0
Comprehensive loss	$(2,078)	$(560)	271.1%	$(5,049)	$(4,897)	3.1%

Basic and diluted net loss per share	$(0.07)	$(0.02)	250.0%	$(0.16)	$(0.35)	(54.3)%
Weighted average shares outstanding—basic and diluted	32,180,073	29,892,806	7.7%	31,068,765	14,073,174	120.8%

Sun BioPharma, Inc.

Consolidated Balance Sheets (unaudited)

(In thousands, except share amounts)

	December 31, 2016	December 31, 2015
ASSETS
Current assets:
Cash and cash equivalents	$438	$925
Prepaid expenses and other current assets	118	74
Income tax receivable	321	733
Total current assets	877	1,732

Total assets	$877	$1,732

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,245	$585
Accrued expenses	842	505
Convertible notes payable	2,733
Term debt	294	—
Demand notes payable	250	250
Accrued interest	155	35
Total current liabilities	5,519	1,375

Long-term liabilities:
Convertible notes payable	—	2,712
Term debt	—	287
Accrued interest	—	39
Total long-term liabilities	—	3,038

Stockholders’ deficit:
Preferred stock, $0.001 par value; 20,000,000 and 10,000,000 authorized as of December 31, 2016 and 2015, respectively; no shares issued or outstanding as of December 31, 2016 and 2015	—	—
Common stock, $0.001 par value; 200,000,000 and 100,000,000 authorized as of December 31, 2016 and 2015, respectively; 32,201,306 and 29,892,806 shares issued and outstanding, as of December 31, 2016 and 2015, respectively	32	30
Additional paid-in capital	14,029	10,943
Accumulated deficit	(18,779)	(13,667)
Accumulated other comprehensive gain, net	76	13
Total stockholders’ deficit	(4,642)	(2,681)
Total liabilities and stockholders’ deficit	$877	$1,732

Sun BioPharma, Inc.

Consolidated Statements of Cash Flows (unaudited)

(In thousands)

	Year Ended December 31,
	2016	2015
Cash flows from operating activities:
Net loss	$(5,112)	$(4,927)
Adjustments to reconcile net loss to net cash used in operating activities:
Amortization of debt issuance costs	28	28
Non-cash interest expense	12	10
Stock-based compensation	902	976
Changes in operating assets and liabilities:
Income and other tax receivables	426	(610)
Prepaid expenses and other assets	19	(45)
Accounts payable	726	252
Accrued liabilities	601	419
Net cash used in operating activities	(2,398)	(3,897)

Cash flows from investing activities:
Proceeds from sales and maturities of short-term investments	—	500
Net cash provided by investing activities	—	500

Cash flows from financing activities:
Proceeds from issuance of common stock and warrants, net of offering costs of $152	1,873	—
Proceeds from issuance of common stock, net of selling costs of $12	—	1,513
Proceeds from the exercise of stock options	—	762
Proceeds from the exercise of stock purchase warrants	42	400
Net cash provided by financing activities	1,915	2,675

Effect of exchange rate changes on cash and cash equivalents	(4)	(7)

Net decrease in cash and cash equivalents	(487)	(729)
Cash and cash equivalents at beginning of period	925	1,654
Cash and cash equivalents at end of period	$438	$925

Supplemental disclosure of cash flow information:
Cash paid during period for interest	$57	$145

Supplemental disclosure of non-cash transactions:
Deferred compensation exchanged for common stock and warrants	$196	$—
Issuance of common stock for services	$75	$—
Conversion of notes payable and accrued interest into common stock	$—	$226
Notes payable assumed in merger	$—	$250